                                                                     Exhibit 2.6




                                ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT, dated October 23, 2002, ("Escrow Agreement"), is by and among SYSTEMS & COMPUTER TECHNOLOGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("SCT"), Tyler Thatcher, as representative of the former stockholders of Campus Pipeline, Inc., a corporation organized and existing under the laws of the State of Delaware ("CPI"), (the "Stockholder Representative") and J.P. Morgan, Trust Company, National Association, as Escrow Agent hereunder ("Escrow Agent").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, SCT, CPI ACQUISITION COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware ("Acquisition Sub"), and CPI have entered into an Agreement and Plan of Merger, dated September 30, 2002 (the "Merger Agreement");

                  WHEREAS, pursuant to the Merger Agreement, Acquisition Sub has been merged into CPI, with CPI surviving, and the former stockholders of CPI have authorized the Stockholder Representative to act on their behalf in connection with this Escrow Agreement and the Merger Agreement;

                  WHEREAS, this Escrow Agreement is the Escrow Agreement referred to and contemplated by Section 2.2.3 of the Merger Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Definitions. Capitalized terms used in this Escrow Agreement but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The following terms shall have the following meanings when used herein:

                  "Claim" shall mean a claim for indemnification by SCT pursuant to Section 11 of the Merger Agreement.

                  "Claim Response" shall mean a written notification, signed by the Stockholder Representative, which shall set forth whether or not Stockholder Representative disputes any matter with respect to a Claim Notice or the Claim described therein.

                  "Escrow Funds" shall mean the sum of $3,550,000 deposited with Escrow Agent pursuant to this Escrow Agreement.

                  "Escrow Interest" is defined in Section 4.4





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                  "Escrow Period" shall mean the period commencing on the date hereof and ending on December 31, 2003.

                  "Estimated Claim Amount" shall mean the amount designated by SCT, acting reasonably, necessary to satisfy any Claim for which a Claim Notice has been delivered.

                  "Joint Written Direction" shall mean a written direction executed by SCT and the Stockholder Representative and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

                  2. Appointment of and Acceptance by Escrow Agent. SCT and the Stockholder Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds and the Escrow Interest in accordance with this Escrow Agreement.

                  3. Creation of Escrow Funds. On the date hereof, SCT will, pursuant to the terms of the Merger Agreement, transfer the sum of $3,550,000, which shall constitute the Escrow Funds. The Escrow Funds and the Escrow Interest shall be held by the Escrow Agent as financial support for the indemnification obligations of the Stockholders. SCT shall deliver the Escrow Funds to the Escrow Agent by wire transfer of immediately available funds, to the following account:

                                    JPMorgan Bank
                                    ABA 021000021
                                    Acct No. 507831144
                                    Acct. Name: Pittsburgh Wire Acct.
                                    FFC: SCT&Campus

                  4. Disbursements of Escrow Funds and Escrow Interest.

                     4.1. Claim.

                          (a) SCT shall deliver to the Escrow Agent all
Liquidated Claim Notices and Claim Notices with respect to Unliquidated Claims, at the same time or promptly after SCT delivers such Claim Notices to the Stockholder Representative, such delivery to be in accordance with the notice provisions of this Escrow Agreement. SCT shall also deliver to the Escrow Agent and the Stockholder Representative an Estimated Claim Amount with respect to each Claim Notice that SCT delivers to the Escrow Agent. Upon receipt of any Claim Notice, Escrow Agent shall promptly make entries or notations in the account records relating to the Escrow Funds, indicating that funds in the amount of the Estimated Claim Amount are reserved to satisfy such Claim, and identifying the date and number of such Claim Notice.

                          (b) Within thirty (30) days of receipt by the
Stockholder Representative of any Claim Notice, the Stockholder Representative shall deliver a Claim Response to SCT and Escrow Agent, such delivery to be in accordance with the notice provisions of this Escrow Agreement.

                          (c) If SCT and Stockholder Representative are in
dispute regarding the subject matter of a Claim and do not execute a Joint Written Direction regarding the Claim Notice and Claim Response within ten (10) days after the receipt by SCT of the Claim Response, the parties shall resolve their dispute pursuant to Section 13.6.2 of the Merger Agreement.

                          (d) Upon resolution of a dispute regarding a Claim
pursuant to Section 13.6.2 of the Merger Agreement, the arbitrators shall prepare a written report (the "Arbitrator Direction") setting forth their conclusion and the amount, if any, that should be disbursed from the Escrow Funds.

                  Escrow Agent shall not disburse the amount of the Estimated Claim Amount unless it receives a Joint Written Direction or Arbitrator Direction made with specific reference to the Claim that is the subject of such Joint Written Direction or Arbitrator Direction.

                     4.2. Joint Written Direction or Arbitrator Direction. Escrow Agent shall disburse Escrow Funds, at any time and from time to time, in accordance with a Joint Written Direction or Arbitrator Direction.

                     4.3. Expiration of Escrow Period.

                          (a) Upon the expiration of the Escrow Period, Escrow
Agent shall: (a) retain a sufficient portion of the Escrow Funds and all of the Escrow Interest to pay in full all Estimated Claim Amounts, if any, that have not been resolved at such time; and (b) distribute to each stockholder his, her or its Pro Rata Share of the funds not retained under this Section 4.3.

                          (b) Escrow Agent shall retain the amount of any
Estimated Claim Amounts, to be held and invested in accordance with the provisions of this Escrow Agreement, until receipt by Escrow Agent of a Joint Written Direction or Directions or Arbitrator Direction or Directions with respect to such Estimated Claim Amounts.

                     4.4. Escrow Interest. For federal income tax purposes (and, if applicable, comparable state and local tax purposes), the Escrow Funds shall be treated as owned by SCT and SCT shall report all interest and other income earned on the Escrow Funds ("Escrow Interest") as income of SCT. To the extent that the Escrow Interest is distributed to the Stockholders, the Escrow Interest shall be treated as an amount paid by SCT to the Stockholders of CPI as interest in respect of the obligation of SCT to pay the Escrow Amount to the Stockholders as Merger Consideration in the future; provided, however, that the Escrow Interest shall not be distributed to the Stockholders currently but shall instead be added to, and become a part of, the Escrow Funds as additional financial support for the indemnification obligations of the Stockholders. Escrow Interest shall be distributed to the Stockholders and SCT upon the last to occur of (i) the expiration of the Escrow Period, or (ii) the date on which any amounts held by the Escrow Agent pursuant to Section 4.3(b) are distributed. Escrow Interest shall be distributed to the Stockholders and SCT in the same proportion as the Escrow Funds are distributed.

                     4.5. Stockholder Representative Payment. Each of SCT and the Stockholder Representative agree to execute a Joint Written Direction in order to timely disburse the Stockholder Representative Payment in accordance with Section 13.12 of the Merger Agreement.

                  5. Disbursement Into Court. If, at any time, there shall exist any dispute between SCT and the Stockholder Representative with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, or if SCT and the Stockholder Representative have not within 90 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

                          (a) suspend the performance of any of its obligations
(including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 6 hereof; or

                          (b) petition (by means of an interpleader action or
any other appropriate method) any court of competent jurisdiction in Philadelphia, PA, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and reasonable attorneys' fees) payable Escrow Agent in connection with the performance of its duties hereunder.

                  6. Investment of Funds. Escrow Agent shall invest and reinvest the funds held in the Escrow Funds as the Stockholder Representative shall direct (subject to applicable minimum investments) by the furnishing of a Joint Written Direction; provided, however, that no investment or reinvestment may be made except in the following:

                          (a) direct obligations of the United States of America
or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

                          (b) certificates of deposit issued by any bank, bank
and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

                          (c) repurchase agreements with any bank, trust
company, or national banking association (including Escrow Agent and its affiliates); or

                          (d) any money market fund substantially all of which
is invested in the foregoing investment categories, including any money market fund managed by Escrow Agent and any of its affiliates.

                  If Escrow Agent has not received a Joint Written Direction at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no Joint Written Direction has been received, in investments described in clause (d) above. Each of the foregoing investments shall be made in the name of Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six months. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to SCT or the Stockholder Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation. With respect to any funds received by Escrow Agent for deposit into the Escrow Funds or any Joint Written Direction received by Escrow Agent with respect to investment of any funds in the Escrow Funds after 10:00 A.M. Philadelphia time, Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next day upon which banks in Philadelphia, Pennsylvania are open for business. All investment orders involving U.S. Treasury obligations, and other direct investments will be executed through JP Morgan Fleming Asset Management (JPMFAM), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions will be effected on behalf of the Escrow Fund through broker-dealers selected by JPMFAM. In this regard, JPMFAM will seek to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee (the amount of which will be delivered to the Stockholder Representative prior to accepting the order) will be assessed in connection with each transaction. Periodic statements will be provided to Purchaser and Seller reflecting transactions executed on behalf of the Escrow Fund. SCT and the Stockholder Representative, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost.

                  7. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving 30 days' prior written notice to SCT and the Stockholder Representative in writing or may be removed, with or without cause, by SCT and the Stockholder Representative, acting jointly by furnishing a Joint Written Direction to Escrow Agent, at any time by the giving of 30 days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, SCT and the Stockholder Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all funds held by it in the Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment of the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorneys' fees) payable to the Escrow Agent in connection with the performance of its duties hereunder.

                  8. Liability of Escrow Agent.

                          (a) Escrow Agent shall not be liable for any action
taken or omitted by it in good faith, except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.

                          (b) The Escrow Agent is authorized, in its sole
discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

                  9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, SCT and the Stockholder Representative, on behalf of the Stockholders, shall, severally, but not jointly, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation SCT and the Stockholder Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the actions or omissions of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify SCT and the Stockholder Representative in writing, and SCT and the Stockholder Representative shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by SCT and the Stockholder Representative, severally, but not jointly, to the extent of the Escrow Funds, upon demand by such Indemnified Party. The obligations of SCT and the Stockholder Representative under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent shall be independent of any obligation of the Escrow Agent. SCT and the Stockholder Representative, on behalf of the Stockholders, shall each be responsible for one half of the amount of all of the foregoing losses, damages, costs and expenses of the Indemnified Parties; provided, however, that in no event shall the Stockholder Representative, on behalf of the Stockholders, be responsible for any of the foregoing losses, damages, costs and expenses of the Indemnified Parties to the extent that the amount of such obligation exceeds the amount of the Escrow Funds plus the Escrow Interest minus the Stockholder Representative Payment; provided, further, that the sole source of funds to be paid to the Escrow Agent by the Stockholder Representative on behalf of the Stockholders pursuant to this section shall be the Escrow Funds. Additionally, Stockholder Representative shall have no personal liability for indemnification of the Escrow Agent pursuant to this section. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this agreement.

                  The parties agree that neither the payment by SCT and the Stockholder Representative of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between SCT and the Stockholder Representative, the respective rights and obligations of SCT, on the one hand, and the Stockholder Representative, on the other hand, under the Merger Agreement.

                  10. Fees and Expenses of Escrow Agent. SCT shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by SCT upon demand by Escrow Agent. The obligations of SCT under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

                  11. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Eastern District of Pennsylvania shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of the Commonwealth of Pennsylvania shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

                  12. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                   If to the Stockholder Representative:  Tyler Thatcher
                                                          1387 E Zenith Ave
                                                          Salt Lake City, UT 84106
                                                          CELL: (801) 652-4435

                                  Copy to:                Wilson Sonsini Goodrich & Rosati
                                                          650 Page Mill Road
                                                          Palo Alto, California  94304
                                                          FAX: (650) 493-6811
                                                          Attention: Mark Bonham, Esquire

                   If to SCT:                             SCT
                                                          4 Country View Road
                                                          Malvern, Pennsylvania 19355
                                                          Attention: Chief Financial Officer
                                                          FAX: (610) 578-7457

                                  Copy to:                SCT
                                                          4 Country View Road
                                                          Malvern, Pennsylvania 19355
                                                          Attention: General Counsel
                                                          FAX: (610) 578-7457

                   If to the Escrow Agent at:             J.P. Morgan, Trust Company,
                                                          National Association
                                                          301 Grant Street, Suite 1100
                                                          One Oxford Centre
                                                          Pittsburgh, Pennsylvania 15219
                                                          Attention: Jo Anne Osborn
                                                          FAX: (412) 291-2070

                  13. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder.

                  14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws of the State of Delaware or any other jurisdiction.

                  15. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  16. Termination. Upon the first to occur of the disbursement of all amounts in the Escrow Funds pursuant to Joint Written Directions or Arbitrator Directions or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 5 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

                  17. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1 ("Schedule 1") attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives of SCT identified on Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of SCT's executive officers, ("Executive Officers"), which shall include the titles of General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the SCT and the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

                 [THE REST OF THE PAGE LEFT INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

                                SYSTEMS & COMPUTER TECHNOLOGY CORPORATION


                                By: /s/ Eric Haskell

                                Name: Eric Haskell

                                Title: Executive Vice President and
                                       Chief Financial Officer

                                ESCROW AGENT:


                                J.P. Morgan, Trust Company, National Association


                                By: /s/ JoAnne Osborn

                                Name: JoAnne Osborn

                                Title: Assistant Vice President


                                STOCKHOLDER REPRESENTATIVE:


                                By: /s/ Tyler Thatcher